Exhibit 99.1

The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media & Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE

Timken to Expand Aerospace Capabilities With Acquisition of The Purdy Corp.
$200 million aerospace acquisition is expected to be
accretive during first year of ownership
          CANTON, Ohio — Sept. 17, 2007 — The Timken Company (NYSE: TKR) today announced that it has entered into an agreement to acquire the assets of The Purdy Corp., a leading precision manufacturer and systems integrator for military and commercial aviation customers, for $200 million. The acquisition will further expand the growing range of power-transmission products and capabilities Timken provides to the aerospace market and is expected to be accretive to earnings during the first year of ownership.
          The Purdy Corp.'s expertise includes design, manufacturing, testing, overhaul and repair of transmissions, gears, rotor-head systems and other high-complexity components for helicopter and fixed-wing aircraft platforms. Founded in 1946, Purdy is based in Manchester, Conn., employs more than 200 people and had 2006 sales of approximately $87 million.
          “The combination of Purdy’s technology, manufacturing expertise and strong customer base make it an excellent fit with Timken’s growing aerospace business,” said J. Ron Menning, president — aerospace and defense. “As we accelerate our growth in this strategic market, we plan to add capacity and capabilities to expand the range of power-transmission products and services we can offer to create value for Timken’s global customers.”
          The transaction is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust

-2-	Improvements Act of 1976, as amended. Timken expects the transaction to close in the fourth quarter of 2007.
          Timken offers a comprehensive line of aerospace quality bearings, along with a select range of turbine engine components and MRO services. Known for consistent performance and backed by stringent quality standards, Timken aerospace products are found in aircraft engines, gearboxes, helicopter transmissions, auxiliary power units, landing wheels, airframes and instrumentation. The Timken aerospace aftermarket solutions unit is a leading supplier of comprehensive capabilities that span technology, development, engineering, manufacturing, repair and fleet support for the aviation industry. Timken continues to expand its in-house manufacturing and repair capabilities, while increasing the scope of its aircraft platform support.
About The Timken Company
          The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.0 billion in 2006, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the accretion and timing of the acquisition are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the inability to complete the acquisition due to either the failure to satisfy any condition to the closing of the transaction, including receipt of regulatory approval, or the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the risks associated with the integration of acquired businesses; and adverse changes in the markets served by Purdy. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006, page 40, and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The company undertakes no obligation to update or revise any forward-looking statement.
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The Timken Company